EXHIBIT 99

                      ARMANINO FOODS OF DISTINCTION, INC.


For Immediate Release                      For More Information Contact:
February 17, 2005                          William Armanino, President & CEO
                                           Edmond J. Pera, COO
                                           (510) 441-9300

                      ARMANINO FOODS OF DISTINCTION, INC.
            ANNOUNCES FOURTH QUARTER AND YEAR END FINANCIAL RESULTS

     Hayward, CA (February 17, 2005) Armanino Foods of Distinction, Inc. (NASDAQ Small Cap Symbol: ARMF) announced today net sales, operating and net income and earnings per share for the fourth quarter and year ended December 31, 2004.

     Net sales for the fourth quarter ended December 31, 2004 were $3,433,016 compared to $3,611,449 for the fourth quarter of 2003, a decrease of 5%. Net sales for the year ended December 31, 2004 were $13,138,264 compared to 2003 sales of $13,493,805, a decrease of 3%. Lower overall sales for the year 2004 was partially attributable to lower first half pasta sales that were impacted by the low carb diet trend.

     Net income before taxes for the fourth quarter ended December 31, 2004 was $52,672 compared to $176,717 for the same quarter a year ago. This decrease in income before taxes is partially attributable to non-recurring administrative costs. Net income before taxes for the year ended December 31, 2004 was $385,602 compared to $349,394 in the year ended December 31, 2003, an increase of 10%. The increase in 2004 is partially attributable to gross margin increases, based on a product mix that favored higher margin products. The increase was diminished by the expense incurred for three additional sales people that joined the company during the year.

     Net income for the fourth quarter ended December 31, 2004 amounted to $78,915 compared to $155,743 for the fourth quarter of 2003. Basic and diluted income per common share for the fourth quarter of 2004 amounted to $0.02 compared to basic income per common share of $0.05 and diluted income per common share of $0.04 for the fourth quarter of 2003. Net income for the year ended December 31, 2004 amounted to $315,295, an increase of 17%. Net income for the year ended December 31, 2003 amounted to $268,846. Basic and diluted income per common share for the year ended December 31, 2004 amounted to $0.09 per share compared to basic and diluted income per common share of $0.08 for the year ended December 31, 2003.

     William J. Armanino, President and CEO of Armanino Foods said, "Because we invested in 2004 by doubling our food service sales team, we expect significant food service sales increases in 2005. Additionally, we believe that the low carb diet trend is fading out, and so we look forward to sizeable sales growth this year in our retail business."

     Armanino concluded, "The Company is looking to have a strong 2005 with our increased sales force and our strategies to gather new business. We believe that our strong balance sheet, with more than adequate working capital, will fund operations and maintain our dividend policy. We have already invested in capital equipment which can take us to the next level of production capacity without material additional capital investment."

      Armanino is an international food company that manufactures and markets frozen pestos, filled pasta products, meatballs, cooked meat, cooked poultry products, garlic spreads and focaccia to the retail, food service, club stores, institutional, and industrial food industry segments.

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____________________________________________________________________________

                     Armanino Foods of Distinction, Inc.
      Results For The Quarter And Twelve Months Ended December 31, 2004

                                                           (Unaudited)
                                                     Quarter Ended 12/31/04
                                                   -------------------------
                                                    12/31/04       12/31/03
                                                   ----------     ----------

Net Sales                                           3,433,016      3,611,449
Net Income Before Taxes                                52,672        176,717
Net Income                                             78,915        155,743
Basic Income Per Common Share                            0.02           0.05
Weighted Average Common Shares Outstanding          3,396,956      3,314,619
Diluted Income Per Common Share                          0.02           0.04
Weighted Average Common Shares Outstanding          3,558,835      3,514,286

                                                           (Unaudited)
                                                      Twelve Months Ended
                                                   -------------------------
                                                    12/31/04       12/31/03
                                                   ----------     ----------

Net Sales                                          13,138,264     13,493,805
Net Income Before Taxes                               385,602        349,394
Net Income                                            315,295        268,846
Basic Income Per Common Share                            0.09           0.08
Weighted Average Common Shares Outstanding          3,386,701      3,272,670
Diluted Income Per Common Share                          0.09           0.08
Weighted Average Common Shares Outstanding          3,555,474      3,421,491

____________________________________________________________________________

This press release contains forward-looking statements within the meaning of U.S. securities laws, including statements regarding the Company's goals and growth prospects. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including general economic conditions, fluctuations in customer demand, competitive factors such as pricing pressures on existing products, and the timing and market acceptance of new product introductions, the Company's ability to achieve manufacturing efficiencies necessary for profitable sales at current pricing, and the risk factors listed from time-to-time in the Company's annual and quarterly SEC reports. The Company assumes no obligation to update the information included in this press release.

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